FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Jane Petrino (Investors) Tel: (212) 845-4274

Avalon Pharmaceuticals Appoints William H. Washecka to Its Board of Directors

GERMANTOWN, MD, February 23, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced the appointment of William H. Washecka to its board of directors effective March 1, 2006. The addition of Mr. Washecka brings the Avalon Board to nine members.

“We are excited to welcome Bill to the Avalon Board,” stated Kenneth C. Carter, President and CEO of Avalon Pharmaceuticals. “He is a proven leader with significant expertise in finance and business planning and we look forward to his valuable perspective.”

“I am very pleased to join the Board of Avalon Pharmaceuticals, a company with a unique approach to drug discovery and development,” stated Mr. Washecka.

About Mr. Washecka
Before joining the pharmaceutical industry, Mr. Washecka spent more than 30 years working with high-growth technology companies. Bill Washecka is currently the Chief Financial Officer of Prestwick Pharmaceuticals, Inc., a manufacturer of drugs for disorders of the central nervous system.

Mr. Washecka has served as Senior Executive Vice President and Chief Financial Officer at USinternetworking Inc, a publicly held application service provider. He has also held the position of Senior Partner at Ernst & Young, where he established and managed the high technology and emerging business practice in the Mid-Atlantic area. Additionally, Mr. Washecka was a co-founder of the Mid-Atlantic Venture Capital Conference.

Mr. Washecka holds a BS in accounting from Bernard Baruch College of New York and participated in Kellogg Advanced Management Program. He is a CPA in Maryland, Virginia, the District of Columbia and New York.

About Avalon Pharmaceuticals, Inc.
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

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